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                                 UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)         April 17, 1996
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                        Community Psychiatric Centers
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            (Exact name of registrant as specified in its charter)

Nevada                                1-7008                          94-1599386
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(State or other jurisdiction        (Commission                (IRS Employer
      of incorporation)             File Number)             Identification No.)

       6600 W. Charleston Boulevard, Suite 118, Las Vegas, Nevada 89102
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(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code      (702) 259-3600
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        (Former name or former address.  If changed since last report)

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ITEM 5. OTHER INFORMATION.

     The Company has received a number of unsolicited indications of interest to acquire its United Kingdom operations, called the Priory Hospitals Group ("PHG"). CPC's Board has determined that the nonbinding offer to purchase received from Mercury Development Capital, a division of Mercury Asset Management plc ("Mercury"), on behalf of its discretionary investment management clients, is the most attractive and on April 16, 1996 Mercury and CPC entered into an agreement pursuant to which CPC agreed not to negotiate with any other party prior to May 16, 1996. During that period, Mercury will complete its legal, financial and commercial due diligence investigation of PHG and the parties will attempt to reach a definitive agreement.

     Mercury's nonbinding offer provides for CPC to receive 93 million pounds or approximately $142 million in cash. After the assumption of debt and payment of taxes and fees, the net proceeds to CPC would amount to approximately $99 million.

     There can be no assurance that a binding agreement can be reached and Mercury's offer is subject to a number of customary terms and conditions, including arranging satisfactory financing and completion of due diligence. The completion of the transaction is subject to the final approval of the CPC Board of Directors. The parties are hopeful that the transaction can be finalized by the close of CPC's second quarter, which ends May 31, 1996.

     PHG, founded by CPC in 1980, is the largest private sector provider of acute psychiatric services in the U.K. The division has 15 freestanding hospitals and adolescent residential facilities comprising 698 beds, manages psychiatric care units and a secure residential clinic, and also operates two dialysis centers. PHG posted fiscal 1995 net operating revenues of $63.3 million.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMMUNITY PSYCHIATRIC CENTERS


Date  April 17, 1996                /s/ WENDY SIMPSON
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                                    Wendy Simpson
                                    Chief Financial Officer


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